Exhibit 99.1

SIGA TECHNOLOGIES, INC. APPEALS JUDGMENT OF DELAWARE COURT OF CHANCERY

NEW YORK, January 16, 2015, (GLOBE NEWSWIRE) -- SIGA Technologies, Inc. (Nasdaq:SIGA), a company operating under the protection of the United States Bankruptcy Court for the Southern District of New York and specializing in the development and commercialization of solutions for serious unmet medical needs and biothreats, today announced that it has filed a notice of appeal from the judgment of the Delaware Court of Chancery awarding PharmAthene, Inc. expectation damages.

On January 15, 2015, the Court of Chancery entered a judgment awarding PharmAthene a lump sum of $113,116,985 plus prejudgment interest, costs and fees.  The total amount of the judgment is $194,649,041.74.

William J. Haynes II, SIGA's General Counsel, commented, “We believe the decision to award expectation damages is not supported by law with the amount of the award being completely speculative, conjectural and arbitrary.  We are confident in the strength of our grounds for appeal, and will ask the Supreme Court of Delaware to overturn this judgment.”

Dr. Eric A. Rose, SIGA’s Chief Executive Officer, also commented, “We remain absolutely committed to performing under SIGA's contract with BARDA, obtaining FDA approval for our smallpox drug, Tecovirimat, and growing our company, and we have ample resources to do so.”
While SIGA believes it has strong grounds on which to base its appeal, no assurance can be given that its appeal will be successful.

About SIGA Technologies, Inc.

We are a company specializing in the development and commercialization of solutions for serious unmet medical needs and biothreats. Our lead product is Tecovirimat, also known as ST-246®, an orally administered antiviral drug that targets orthopoxviruses. While Tecovirimat is not yet licensed as safe or effective by the U.S. Food & Drug Administration, it is a novel small-molecule drug that is being delivered to the Strategic National Stockpile under Project BioShield. For more information about SIGA, please visit SIGA's web site at www.siga.com. The SIGA Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4504

On September 16, 2014, SIGA filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.  SIGA made this filing in order to protect its right to appeal the anticipated revised judgment to the Delaware Supreme Court.